Exhibit 5.2

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074

TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

FILE NO: 59109.000041

October 5, 2012

Board of Directors

Kraft Foods Group, Inc.

Three Lakes Drive

Northfield, Illinois 60093

Kraft Foods Group, Inc.

Registration Statement on Form S-4 for Exchange of

Outstanding Notes for New Notes

to be Registered under the Securities Act of 1933

Ladies and Gentlemen:

We have acted as special Virginia counsel to Kraft Foods Group, Inc., a Virginia corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) by the Company on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register $1,000,000,000 aggregate principal amount of 1.625% Notes due 2015 (the “New 2015 Notes”), $1,000,000,000 aggregate principal amount of 2.250% Notes due 2017 (the “New 2017 Notes”), $1,034,657,000 aggregate principal amount of 6.125% Notes due 2018 (the “New 2018 Notes”), $900,000,000 aggregate principal amount of 5.375% Notes due 2020 (the “New 2020 Notes”), $2,000,000,000 aggregate principal amount of 3.500% Notes due 2022 (the “New 2022 Notes”), $877,860,000 aggregate principal amount of 6.875% Notes due 2039 (the “New 2039 Notes”), $787,483,000 aggregate principal amount of 6.500% Notes due 2040 (the “New 2040 Notes”) and $2,000,000,000 aggregate principal amount of 5.000% Notes due 2042 (the “New 2042 Notes” and, collectively with the New 2015 Notes, the New 2017 Notes, the New 2018 Notes, the New 2020 Notes, the New 2022 Notes, the New 2039 Notes and the New 2040 Notes, the “Exchange Notes”). The Exchange Notes are to be issued by the Company in exchange (the “Exchange Offer”) for equal aggregate principal amounts of unregistered 1.625% Notes due 2015, 2.250% Notes due 2017, 6.125% Notes due 2018, 5.375% Notes due 2020, 3.500% Notes due 2022, 6.875% Notes due 2039, 6.500% Notes due 2040 and 5.000% Notes due 2042 issued by the Company on June 4, 2012 and July 18, 2012, as applicable, in reliance on exemptions from registration under the Securities Act for offers and sales of securities not involving public offerings. The terms of the Exchange Offer are described in the Registration Statement.

ATLANTA AUSTIN BANGKOK BEIJING BRUSSELS CHARLOTTE DALLAS HOUSTON LONDON LOS ANGELES

McLEAN MIAMI NEW YORK NORFOLK RALEIGH RICHMOND SAN FRANCISCO TOKYO WASHINGTON

www.hunton.com

Board of Directors

October 5, 2012

The New 2015 Notes, New 2017 Notes, New 2022 Notes and New 2042 Notes are to be issued under the Indenture, dated as of June 4, 2012 (the “Base Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 1 thereto, dated June 4, 2012 (“Supplemental Indenture No. 1”), among the Company, Mondelēz International Inc. (formerly known as Kraft Foods Inc., “Mondelēz International”) and the Trustee.

The New 2018 Notes, New 2020 Notes, New 2039 Notes and New 2040 Notes are to be issued under the Base Indenture, as supplemented by Supplemental Indenture No. 2 thereto, dated July 18, 2012 (“Supplemental Indenture No. 2”), among the Company, Mondelēz International and the Trustee.

This opinion is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5) of Regulation S-K.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and public officials and such other documents as we have deemed necessary for the purposes of rendering this opinion, including, among other things, (i) the Company’s Amended and Restated Articles of Incorporation, as amended through the date hereof, (ii) the Company’s Amended and Restated Bylaws, as amended through the date hereof, (iii) resolutions of the Company’s Board of Directors, adopted on March 16, 2012 and July 13, 2012, (iv) the Registration Statement, (v) an executed copy of the Base Indenture, (vi) an executed copy of Supplemental Indenture No. 1, (vii) an executed copy of Supplemental Indenture No. 2 and (viii) the forms global note representing each of the Exchange Notes.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof on such parties (other than the due authorization, execution and delivery of all documents by the Company).

As to factual matters, we have relied upon the documents furnished to us by the Company, the certificates and other comparable documents of officers and representatives of the Company and certificates of public officials, without independent verification of their accuracy.

Board of Directors

October 5, 2012

We do not purport to express an opinion on the laws of any state or jurisdiction other than the laws of the Commonwealth of Virginia.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

2. The Exchange Notes have been duly authorized by the Company.

3. Each of the Base Indenture, Supplemental Indenture No. 1 and Supplemental Indenture No. 2 has been duly authorized, executed and delivered by the Company.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statement made in reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission. Gibson, Dunn & Crutcher LLP, as counsel to the Company for the Exchange Offer, is entitled to rely on the opinions set forth in this letter for purposes of the opinion it proposes to deliver to you on the date hereof in connection with the Exchange Offer.

This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Exchange Offer or the Exchange Notes. This opinion letter is rendered as of the date hereof, and we do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton & Williams LLP